Exhibit 99.1

Magnetek Completes North American Refinancing; Company to Announce Audited Fiscal 2003 Year-End Results on August 21

    LOS ANGELES--(BUSINESS WIRE)--Aug. 19, 2003--Magnetek, Inc. (NYSE:MAG) announced today that it has executed an agreement with Bank One Corporation (NYSE:ONE), replacing Magnetek's existing, $16-million North American credit line, due to expire December 17, 2003, with a new asset-based credit facility.
    The new credit line, with an aggregate lending commitment of $19-million, is backed by Magnetek's North American assets and will remain in effect through July 15, 2006, unless replaced or extended. Based upon current plans and business conditions, Magnetek management believes that borrowing capacity under the new credit facility as well as separate European bank credit facilities and internally generated cash flows will be sufficient to fund its operations and other commitments.
    Magnetek will announce its fiscal 2003 audited results before trading commences on the New York Stock Exchange on Thursday, August 21, 2003, with a conference call to follow at 11:00 a.m. EST. More information regarding the Company's new credit agreement will be provided during the conference call. A live webcast and replay of the call will be carried on the Internet at www.magnetek.com. A telephonic replay also will be available one hour after the conference call by phoning 617-801-6888 (pass code 34430481) through August 29.
    Magnetek, Inc. manufactures digital power supplies and systems used in industrial control systems, communications, information technology, consumer products, distributed power generation and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and Asia, employs approximately 1,470 people and reported total revenue of $188 million in fiscal 2002, ended on June 30, 2002.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those contemplated by or underlying these forward-looking statements. These risks and uncertainties include negotiations with lenders, results of legal proceedings, unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market conditions may manifest themselves and the actual effects such conditions will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

    CONTACT: Magnetek, Inc.
             Bob Murray, 310-689-1610
             bmurray@magnetek.com